                                                                [CONFORMED COPY]





             _____________________________________________________


                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                             CERIDIAN CORPORATION,

                            CONVOY ACQUISITION CORP.

                                      and

                          COMDATA HOLDINGS CORPORATION



                          Dated as of August 23, 1995

             _____________________________________________________


                                                    ARTICLE I
                                                    THE MERGER

Section 1.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.2      Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.3      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                    ARTICLE II
                                            THE SURVIVING CORPORATION

Section 2.1      Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 2.2      By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 2.3      Directors and Officers of Surviving
                 Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                   ARTICLE III
                                               CONVERSION OF SHARES

Section 3.1      Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 3.2      Exchange of Company Stock; Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 3.3      Dividends; Transfer Taxes; Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 3.4      No Fractional Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 3.5      Closing of Company Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 3.6      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                    ARTICLE IV
                                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 4.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 4.3      Company Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.4      Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.5      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.6      Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 4.7      Absence of Certain Changes or Events;
                 Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.8      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.9      Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.10     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.11     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.12     Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.13     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.14     Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.15     Information in Disclosure Documents and
                 Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.16     Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.17     Environmental Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22



Section 4.18     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.19     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.20     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.21     DGCL Section 203 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.22     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.23     Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.24     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                    ARTICLE V
                                     REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.3      Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.4      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.5      Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.6      Absence of Certain Changes or Events;
                 Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.8      Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.9      No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 5.10     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 5.11     Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.12     Information in Disclosure Documents and
                 Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 5.13     Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 5.14     Environmental Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 5.15     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 5.16     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 5.17     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 5.18     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                                    ARTICLE VI
                                      CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1      Conduct of Business by the Company
                 Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 6.2      Conduct of Business by Parent Pending the
                 Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 6.3      Conduct of Business of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                                   ARTICLE VII
                                              ADDITIONAL AGREEMENTS

Section 7.1      Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 7.2      No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 7.3      Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 7.4      Proxy Statements; Stockholder Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 7.5      Compliance with the Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 7.6      Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 7.7      Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 7.8      Company Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 7.9      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 7.10     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 7.11     Directors' and Officers' Indemnification
                 and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 7.12     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 7.13     Company Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 7.14     Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 7.15     Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 7.16     Letters of Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 7.17     Directors of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                   ARTICLE VIII
                                     CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1      Conditions to Each Party's Obligation
                 to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 8.2      Conditions to Obligations of Parent and
                 Sub to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 8.3      Conditions to Obligation of the Company
                 to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                                    ARTICLE IX
                                                   TERMINATION

Section 9.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 9.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                    ARTICLE X
                                                GENERAL PROVISIONS

Section 10.1     Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 10.2     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 10.3     Survivability; Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 10.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Section 10.5     Descriptive Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.6     Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57


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
Section 10.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58


Exhibits

Exhibit A     Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B-1   Form of Parent Affiliate Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit B-2   Form of Company Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2


                                        Glossary of Defined Terms


Term                                                                                                           Section
- ----                                                                                                           -------

Acquiring Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9.1(d)
Acquisition Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 7.2
Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.5(a)
Affiliate Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.5(b)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.14
Bear Stearns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.16
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.13
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.2(b)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Comdata . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(a)
Company Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.13
Company ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.16(a)
Company Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1
Company Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.14
Company Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.16(a)
Company Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
Company Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(c)
Company Stock Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(e)
Computer Software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.13(e)
Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.1
Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
Debt Tender Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.13
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(b)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.17(a)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.16(a)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.2(a)
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(a)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.13(a)
Lazard Freres . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.19
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3
Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.11(b)



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
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
New Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.8
NGCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
NJCCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(a)
Parent ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.13(a)
Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.1
Parent Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.11
Parent Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.13(a)
Parent Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.2(a)
Parent SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.5
Parent Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.2(a)
Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.15
Reboul MacMurray  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.3(d)
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.15
Resumix Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.2(c)
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.2(b)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
Senior Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.13
Series A Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.2(a)
Series B Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.2(a)
Series C Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.2(a)
Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(a)
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Sub Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(d)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1(c)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(b)
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(b)
Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1995 (this "Agreement"), by and among Ceridian Corporation, a Delaware corporation ("Parent"), Convoy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Comdata Holdings Corporation, a Delaware corporation (the "Company").

                 WHEREAS, the Boards of Directors of Parent and Sub and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"); and

                 WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain holders of shares of the Preferred Stock, par value $.01 per share (the "Company Preferred Stock"), of the Company are entering into an agreement with Parent and Sub in the form attached hereto as Exhibit A (the "Voting Agreement") to vote such shares of the Company Preferred Stock in accordance with the terms set forth in the Voting Agreement; and

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                 WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 Section 1.1 The Merger. In accordance with the provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in
Section 259 of the DGCL.

                 Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed Certificate of Merger, in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

                 Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (such date, the "Closing Date").


                                   ARTICLE II

                           THE SURVIVING CORPORATION

                 Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Comdata Holdings Corporation."

                 Section 2.2 By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

                 Section 2.3  Directors and Officers of Surviving Corporation.

                          (a)     The directors of Sub at the Effective Time
shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                          (b)     The officers of the Company at the Effective
Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.


                                  ARTICLE III

                              CONVERSION OF SHARES

                 Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                          (a)     Each share of Common Stock, par value $.01
per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(c)) shall be converted into the right to receive
0.570 (the "Exchange Ratio") of a share of the Common Stock, par value $.50 per share (the "Parent Common Stock"), of Parent, payable upon the surrender of the certificate formerly representing such share of Company Common Stock;

                          (b)     Each share of Company Preferred Stock issued
and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(c) and other than shares of Company

Preferred Stock as to which appraisal rights shall have been duly demanded under the DGCL ("Dissenting Shares")) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio and (ii) the number of shares of Company Common Stock into which such share of Company Preferred Stock was convertible immediately prior to the Effective Time, payable upon the surrender of the certificate formerly representing such share of Company Preferred Stock.

                          (c)  All shares of Company Common Stock and all
shares of Company Preferred Stock (collectively sometimes hereinafter referred to as "Company Stock") that, in either case, are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly-owned Subsidiary of Parent, shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

                          (d)  Each share of Common Stock, par value $.01 per
share ("Sub Common Stock"), of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                          (e)  Each outstanding option to purchase Company
Common Stock (each, a "Company Stock Option") shall be assumed by Parent as more specifically provided in Section 7.8.

                          (f)  The holders of Dissenting Shares, if any,
shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided in such Section 262, or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(b) as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by Parent.

                 Section 3.2   Exchange of Company Stock; Procedures.

                          (a)  Prior to the Closing Date, Parent shall
designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

                          (b)  As soon as practicable after the Effective Time,
Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") that were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article III.

                 Section 3.3 Dividends; Transfer Taxes; Escheat. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the

Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 Section 3.4 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive, and Parent will timely provide (or cause to be provided) to the Exchange Agent sufficient funds to make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the Effective Time. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of Company Stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

                 Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

                 Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and Sub as follows:

                 Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect, individually or in the aggregate, on the financial condi-tion, results of operations, business, assets, liabilities, prospects or properties of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect").

                 Section 4.2      Capitalization.

                          (a)  The authorized capital stock of the Company
consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. With respect to the Company Preferred Stock, 1,325,498 shares have been designated as Series A Convertible Preferred Stock (the "Series A Preferred"), 572,226 shares have been designated as Series B Convertible Preferred Stock (the "Series B Preferred"), and 250,500 shares have been designated as Series C Convertible Preferred Stock (the "Series C Preferred"). As of August 22, 1995, (i) 16,755,016 shares of Company Common Stock were issued and outstanding, (ii) no shares of Series A Preferred were issued and outstanding, (iii) 558,970 shares of Series B Preferred were issued and outstanding, held by 21 holders of record and convertible into 12,935,020 shares of Company Common Stock, (iv) 247,975 shares of Series C Preferred were issued and outstanding, held by 9 holders of record and convertible into 5,692,852 shares of Company Common Stock, (v) Company Stock Options to acquire 2,046,848 shares of Company Common Stock were outstanding under all stock option plans of the Company, (vi) 3,250,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Options and all other employee benefit plans of the Company, and (vii) 18,627,872 shares of Company Common Stock were reserved for issuance upon the conversion of the outstanding Series B Preferred and Series C Preferred. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable. Schedule 4.2(a) sets forth the liquidation values, as of each of June 15, 1995, September 15, 1995 and December 15, 1995, for each share of the Series B Preferred and the Series C Preferred, and the accretion of dividends payable per day per share on the Series B Preferred and the Series C Preferred for each of the three quarterly dividend periods ending September 15, 1995, December 15, 1995 and March 15, 1996.

                          (b)  Except as disclosed in this Section 4.2 or as
set forth on Schedule 4.2(b), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

                          (c)  Since December 31, 1994, except as set forth on
Schedule 4.2(c), the Company has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any of the Company Stock Options, whether set forth in the governing stock option plans of the Company, a stock option grant, award or other agreement or otherwise. Except as set forth on Schedule 4.2(c), none of the awards, grants or other agreements pursuant to which Company Stock Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other "change of control" events.

                 Section 4.3 Company Subsidiaries. Schedule 4.3(a) contains a complete and accurate list of all Subsidiaries of the Company. Each Subsidiary of the Company that is a corporation, including, without limitation, Comdata Network, Inc. ("Comdata"), is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company that is a partnership is duly formed and validly existing under the laws of its jurisdiction of formation. Each Subsidiary of the Company has the corporate power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or a foreign partnership, as the case may be, authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of the Company that are corporations are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3(b), all of the outstanding shares of capital stock of Comdata are owned by the Company, free and clear of any liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens"). Except as set forth in the Company SEC Reports (as hereinafter defined), all of the outstanding shares of capital stock of, or other ownership interests in, each other Subsidiary of the Company are owned by the Company or a Subsidiary of the Company free and clear of any Liens.

                 Section 4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be sought at the stockholders meeting contemplated by
Section 7.4(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                 Section 4.5 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the New Jersey Casino Control Act (the "NJCCA"), the Nevada Gaming Control Act (the "NGCA"), state banking laws, state laws governing the issuance of financial instruments or the transfer of funds, state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers (the "NASD") and the filing and recordation of a Certificate of Merger as required by the DGCL,
(iii) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), where the failure to make such filing or obtain such authorization, consent or approval would not have, or where such violations, breaches or defaults or Liens would not have, in any such case, a Company Material Adverse Effect.

                 Section 4.6 Reports and Financial Statements. The Company has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act or the Securities Act since January 1, 1994 (collectively, the "Company SEC Reports"), and has previously made available to Parent true and complete copies of all such Company SEC Reports. Such Company SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Compa-ny SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended. Since January 1, 1994, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any of its consolidated Subsidiaries. In connection with the Company's revenue recognition policy for unsettled transactions (the "Policy") that is described under the caption "Certain Accounting Policies" in Item 7 of the Company's Report on Form 10-K for the fiscal year ended December 31, 1994, (i) the Company has provided Parent with true and complete copies of all legal and accounting assessments, reports, memoranda and opinions it has obtained with respect to its adoption and continuance of the Policy and (ii) the Company has not received or otherwise become aware of any notices, inquiries or other communications from any Governmental Entity alleging that, or seeking information in a context suggesting an inquiry or investigation into whether, the Policy violates or conflicts with any applicable abandoned property, escheat or similar laws or is not in accordance with GAAP.

                 Section 4.7 Absence of Certain Changes or Events; Material Contracts. Except as set forth on Schedule 4.7 or in the Company SEC Reports, since December 31, 1994, (i) neither the Company nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 6.1 and (ii) there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its Subsidiaries which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 4.7, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party.

                 Section 4.8 Litigation. Except for litigation disclosed in the notes to the financial statements included in the Company's Annual Report to Stockholders for the year ended December 31, 1994 or in the Company SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have a Company Material Adverse Effect.

                 Section 4.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or which were incurred after June 30, 1995 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 4.9, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Company Material Adverse Effect.

                 Section 4.10 No Default. Except as set forth on Schedule 4.10, neither the Company nor any Subsidiary of the Company is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents,
(ii) any Contract
to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not have a Company Material Adverse Effect.

                 Section 4.11     Taxes.

                          (a)     The Company has heretofore delivered or will
make available to Parent true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and the Company Subsidiaries for each of the Company's years ended December 31, 1994, 1993, 1992, 1991, 1990, 1989 and 1988 inclusive. Except as set forth on Schedule 4.11, the Company has duly filed, and each Subsidiary has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company or any of its Subsidiaries. All such Tax Returns are true, correct and complete, in all material respects, and the Company and any of its Subsidiaries have duly paid, all Taxes (as hereinafter defined) shown on such Tax Returns and has made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 4.11, all material deficiencies assessed as a result of any examination of Tax Returns of the Company or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar written statements proposing or asserting any Tax deficiency against the Company or any of its Subsidiaries for any open year have been heretofore delivered to Parent. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which the Company or any of its Subsidiaries is a party. Except as set forth in Schedule 4.11, no material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed material deficiency for any other period not so examined. Except as disclosed in
Schedule 4.11 hereof, neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. The consolidated federal income tax returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (the "Service") for all years through 1987. Except as set forth in Schedule 4.11, (i) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments' within the meaning of Section 280G of the Code; (ii) no consent has been filed under Section 341(f) of the Code with respect to any of the Company or the Subsidiaries of the Company; (iii) neither the Company nor any of the Subsidiaries of the Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iv) neither the Company nor any of the Subsidiaries of the Company has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. The Company and each Subsidiary of the Company have complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                          (b)     For purposes of this Agreement, the term
"Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

                 Section 4.12 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1995 included in the Company's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since June 30, 1995). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as specifically set forth in the Company SEC Reports and (ii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

                 Section 4.13 Intellectual Property. (a) Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries are the sole and exclusive owners of all material patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in Computer Software (as hereinafter defined) and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use in connection with the businesses of the Company or any of its Subsidiaries as currently conducted (collectively, the "Intellectual Property"), free and clear of all Liens except as set forth on Schedule 4.13(a) and except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the Intellectual Property subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

                 (b) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the Business (as hereinafter defined) (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and
(ii) have not lapsed, expired or been abandoned, and no application or regis-tration therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

                 (c) Each of the Company and its Subsidiaries owns or has the right to use all of the material Intellectual Property used by it or held for use by it in connection with its business. To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted (collectively, the "Business") does not conflict with or infringe in any way any proprietary right of any third party, which conflict or infringement would have a Company Material Adverse Effect, and there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                 (d) The Computer Software used by the Company or any of its Subsidiaries in the conduct of the Business is either: (i) owned by the Company or such Subsidiary of the Company, as the case may be, as the result of internal development by an employee of the Company or such Subsidiary of the Company; (ii) developed on behalf of the Company or any of its Subsidiaries by a consultant or contractor and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or such Subsidiary of the Company, as the case may be; or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other Contract which is in full force and effect and of which neither the Company nor any of its Subsidiaries is in material breach. Except as set forth on Schedule 4.13(d), (x) no third party has had access to any of the source code for any of the Computer Software described in clause (i) or (ii) hereof and (y) no act has been done or omitted to be done by the Company or any of its Subsidiaries to impair or dedicate to the public or entitle any Governmental Entity to hold abandoned any of such Computer Software.

                 (e) For purposes of this Agreement, the term "Computer Software" shall mean (i) any and all computer programs consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing (x) including without limitation all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and (y) whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and
(v) all documentation, including without limitation all technical and user manuals and training materials, relating to the foregoing.

                 Section 4.14 Compliance with Applicable Law. Except as set forth on Schedule 4.14 or as disclosed in the Company SEC Reports, (i) the Company and its Subsidiaries hold, and are in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and proposed conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Company Material Adverse Effect, (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material impairment of any material Company Permits, (iii) the businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ("Applicable Law"), except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Company Material Adverse Effect, and (iv) to the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect.

                 Section 4.15 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by the Company or Comdata for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the joint proxy statement to be distributed in connection with Parent's and the Company's meetings of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement.

                 Section 4.16     Employee Benefit Plans; ERISA.

                          (a)     Schedule 4.16 hereto sets forth a true and
complete list of each material employee benefit plan, arrangement or agreement that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement (the "Company Plans"), by the Company or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                          (b)     Each of the Company Plans that is subject to
ERISA is and has been in compliance with ERISA and the Code in all material respects; each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no Company Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any Company ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Company Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Company Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Company Plan; and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability to or on account of a Company Plan pursuant to Title IV of ERISA.

                          (c)     The current value of the assets of each of
the Company Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Company Plans, exceeds the present value of the accrued benefits under each such Company Plan; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and all material contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. To the best knowledge of the Company, there are no material pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

                          (d)     Neither the Company nor any Company ERISA
Affiliate, nor any Company Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. No Company Plan provides death or medical bene-fits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or
(ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

                 Section 4.17 Environmental Laws and Regulations. (a) Except as set forth on Schedule 4.17(a) and except for matters which would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and have been in compliance with, and there are no outstanding allegations by any person or entity that the Company or its Subsidiaries has not been in compliance with, all applicable laws, rules, regulations, common law, ordinances, decrees, orders or other binding legal requirements relating to pollution (including the treatment, storage and disposal of wastes and the remediation of releases and threatened of materials), the preservation of the environment, and the exposure to materials in the environment or work place ("Environmental Laws") and (ii) the Company and its Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company and its Subsidiaries to operate their businesses as currently conducted.


                          (b)  Except as set forth on Schedule 4.17(b), (i) to
the knowledge of the Company, there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company or its Subsidiaries and (ii) there are and have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company or its Subsidiaries.

                          (c)  Except as set forth on Schedule 4.17(c), (i)
neither the Company nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmen-tal contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) none of the Company, its Subsidiaries or any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company or its Subsidiaries under any Environmental Law.

                 Section 4.18 Vote Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, consisting of the Company Common Stock voting together as a single class with the holders of the Series B Preferred and the Series C Preferred (with such Series B Preferred and Series C Preferred holders being entitled to one vote for each share of Company Common Stock into which such shares of Company Preferred Stock so held would be convertible on the record date set for the vote), (ii) the holders of a majority of the outstanding shares of Series B Preferred, voting as a separate class, and (iii) the holders of a majority of the outstanding shares of Series C Preferred, voting as a separate class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (i) approved this Agreement and the Voting Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Company Common Stock and Company Preferred Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption.

                 Section 4.19 Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co LLC ("Lazard Freres"), dated August 23, 1995, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock and Company Preferred Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

                 Section 4.20 Accounting Matters. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or stockholders, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

                 Section 4.21 DGCL Section 203. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Voting Agreement, and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 203 of the DGCL.

                 Section 4.22 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the knowledge of the Company, there is no activity involving any employees of the Company or its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                 Section 4.23 Affiliate Transactions. Except as set forth in Schedule 4.23 or as disclosed in the Company SEC Reports, there are no material Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

                 Section 4.24 Brokers. Except for its financial advisor, Lazard Freres, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT

           Parent represents and warrants to the Company as follows:

                 Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.
Schedule 5.1 contains a complete and accurate list of all Subsidiaries of Parent.

                 Section 5.2      Capitalization.

                          (a)  The authorized capital stock of Parent consists
of 100,000,000 shares of Parent Common Stock and 750,000 shares of Preferred Stock, par value $100.00 per share ("Parent Preferred Stock"), of Parent. As of August 22, 1995, (i) 45,694,208 shares of Parent Common Stock were issued and outstanding, (ii) 50,600 shares of Parent Preferred Stock were designated as a series of "5 1/2% Cumulative Convertible Exchangeable Preferred Stock," of which 47,200 shares were issued and outstanding (with 4,720,000 depositary shares, each representing a 1/100th interest in a share of such series of Parent Preferred Stock, also issued and outstanding), (iii) options to acquire 3,802,072 shares of Parent Common Stock (the "Parent Stock Options") were outstanding under all stock option plans of Parent, (iv) 3,545,129 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Options and all other employee benefit plans of Parent, and (v) 10,384,000 shares of Parent Common Stock were reserved for issuance upon the conversion of the outstanding Parent Preferred Stock. All of the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock and Company Preferred

Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

                          (b)  The authorized capital stock of Sub consists of
1,000 shares of Sub Common Stock, of which 1,000 shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned by Parent, and are validly issued, fully paid and nonassessable.

                          (c)  Except as disclosed in this Section 5.2, and
except for up to 1,100,000 shares of Parent Common Stock reserved for issuance pending consummation of Parent's planned transaction with Resumix, Inc. (the "Resumix Transaction"), (i) there are no outstanding Rights to purchase or otherwise to receive from Parent or Sub any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.

                 Section 5.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and by Parent as the sole stockholder of Sub, and, except for the approval of Parent's stockholders to be sought at the stockholders' meeting contemplated by
Section 7.4(b), no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                 Section 5.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by

Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, the NJCCA, the NGCA, state banking laws, state laws governing the issuance of financial instruments or the transfer of funds, state or foreign laws relating to takeovers, if applicable, state securities or "blue sky" laws, the By-Laws of the NYSE and other exchanges on which the shares of Parent Common Stock are listed, and the filing and recordation of a Certificate of Merger as required by the DGCL, (iii) except as set forth on Schedule 5.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), where the failure to make such filing or obtain such authorization, consent or approval would not have, or where such violations, breaches or defaults or Liens would not have, in any such case, a Parent Material Adverse Effect.

                 Section 5.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 1994 (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods then ended. Since January 1, 1994, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or, except as set forth on Schedule 5.5, any of its consolidated Subsidiaries.

                 Section 5.6 Absence of Certain Changes or Events; Material Contracts. Except as set forth in the Parent SEC Reports, and except for the Resumix Transaction, since December 31, 1994, (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any of the actions set forth in Section 6.2(b) and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

                 Section 5.7 Litigation. Except for litigation disclosed in the notes to the financial statements included in Parent's Annual Report to Stockholders for the year ended December 31, 1994 or in the Parent SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the outcome of which, in the reasonable judgment of Parent, is likely to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, a Parent Material Adverse Effect.

                 Section 5.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent SEC Reports or which were incurred after June 30,

1995 in the ordinary course of business and consistent with past practice none of Parent and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Parent Material Adverse Effect.

                 Section 5.9 No Default. Neither Parent nor any Subsidiary of Parent is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents, (ii) Contracts to which Parent or its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for defaults or violations which would not have a Parent Material Adverse Effect.

                 Section 5.10 Taxes. Parent has heretofore delivered or will make available to the Company true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise, sales and other Tax Returns filed by Parent and its Subsidiaries for each of the Parent's years ended December 31, 1994, 1993, 1992, 1991, 1990, 1989 and 1988 inclusive.
Parent has duly filed, and each of its Subsidiaries has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by Parent or the Subsidiaries of Parent. All such Tax Returns are true, correct and complete, in all material respects, and Parent and the Subsidiaries of Parent have duly paid all Taxes shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid material Taxes in respect of all periods since the periods covered by such Tax Returns. Parent has heretofore delivered or will make available to the Company true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreements or arrangements to which Parent or any Subsidiary of Parent is a party. All material deficiencies assessed as a result of any examination of Tax Returns of Parent or the Subsidiaries of Parent by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of Parent in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar written statements proposing or asserting any Tax deficiency against Parent or the Subsidiaries of Parent for any open year have been heretofore delivered to the Company. No material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed material deficiency for any other period not so examined. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. The consolidated federal income tax returns of Parent and the Subsidiaries of Parent have been examined by and settled with the Service for all years through 1986. Neither Parent nor any Subsidiary of Parent (i) is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ii) has filed a consent under Section 341(f) of the Code with respect to any of Parent or the Subsidiaries of Parent; (iii) has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; or (iv) has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. Parent and each of the Subsidiaries of Parent have complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                 Section 5.11 Compliance with Applicable Law. Except as disclosed in the Parent SEC Reports, (i) Parent and its Subsidiaries hold, and are in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current or proposed conduct of their respective businesses ("Parent Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Parent Material Adverse

Effect, (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material impairment of any material Parent Permits, (iii) the businesses of Parent and its Subsidiaries are not being conducted in violation of any Applicable Law, except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Parent Material Adverse Effect, and (iv) to the knowledge of Parent, (x) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Parent Material Adverse Effect.

                 Section 5.12 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Parent or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company, Comdata or their respective representatives for inclusion in the Registration Statement or the Proxy Statement or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference in the Registration Statement or the Proxy Statement.

                 Section 5.13     Employee Benefit Plans; ERISA.

                          (a)     As used in this Agreement, the term "Parent
Plan" shall mean each material employee benefit plan, arrangement or agreement that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement, by Parent or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                          (b)     Except as set forth in the Parent SEC Reports
and except for matters which would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect: (i) each of the Parent Plans that is subject to ERISA is and has been in compliance with ERISA and the Code; (ii) no Parent Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; (iii) neither Parent nor a Parent ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Parent Plan pursuant to Title IV of ERISA and no condition exists that presents a material risk of incurring such liability; and (iv) no Parent Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

                 Section 5.14 Environmental Laws and Regulations. (a) Except for matters which would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect: (i) the Parent and its Subsidiaries are and have been in compliance with, and there are no outstanding allegations by any person or entity that the Parent or its Subsidiaries has not been in compliance with, Environmental Laws and (ii) the Parent and its Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Parent and its Subsidiaries to operate their businesses as currently conducted.

                          (b)  Except for matters which would not, individually
or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect: (i) neither Parent nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged material environmental contamination or

(y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) none of Parent, its Subsidiaries or any Governmental Entity is conducting or has conducted (or, to the knowledge of Parent, is threatening to conduct) any environmental remediation or investigation which could result in a material liability of Parent or its Subsidiaries under any Environmental Law.

                 Section 5.15 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at the stockholders meeting of Parent described in Section 7.4(b) (provided that the shares so present or represented constitute a majority of the outstanding shares of Parent Common Stock) is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Merger and the issuance of shares of Parent Common Stock pursuant thereto. The affirmative vote of Parent, as the sole stockholder of all outstanding shares of Sub Common Stock, is the only vote of the holders of any class or series of Sub capital stock necessary to approve the Merger. The Board of Directors of Parent (at a meeting duly called and held) has by the unanimous vote of the directors present (i) approved this Agreement and the Voting Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock, (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption and (iv) caused Parent, as the sole stockholder of Sub, to approve and adopt this Agreement and the Voting Agreement. The Board of Directors of Sub (by unanimous written consent) has approved this Agreement and the Voting Agreement.

                 Section 5.16 Opinion of Financial Advisor. Parent has received the opinion of Bear Stearns & Co. Inc. ("Bear Stearns"), dated August 23, 1995, substantially to the effect that the Exchange Ratio is fair to the stockholders of Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

                 Section 5.17 Accounting Matters. None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors, officers or stockholders, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accor-dance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

                 Section 5.18 Brokers. Except for its financial advisor, Bear Stearns, no broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

                          (a)     the Company shall conduct, and cause each of
its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

                          (b)     the Company shall not, nor shall it permit
any of its Subsidiaries to, (i) amend its charter, by-laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, except for the accretion of the regular dividends under the Series B Preferred and the Series C Preferred to the liquidation value thereof, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

                          (c)     the Company shall not, nor shall it permit
any of its Subsidiaries to, (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock (x) upon the exercise of Company Stock Options outstanding on the date of this Agreement or (y) upon the conversion of the Series B Preferred and the Series C Preferred in accordance with their present terms; (ii) merge or consolidate with another entity; (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice;
(v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company or customers of the funds transfer business, in each case in the ordinary course of business and consistent with past practice; (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Subsidiaries of the Company; (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; (ix) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                          (d)     the Company shall not, nor shall it permit
its Subsidiaries to, (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice, or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

                          (e)     the Company shall not, nor shall it permit
its Subsidiaries to, take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

                          (f)     the Company shall not (i) knowingly take or
allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                 Section 6.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

                          (a)  the business of Parent shall be conducted only
in the ordinary and usual course consistent with past practice, and Parent shall use its reasonable efforts to preserve intact the present business organization, to keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

                          (b)  Parent shall not (i) amend its Certificate of
Incorporation (other than to increase the number of authorized shares of Parent Common Stock) or By-Laws; (ii) split, combine or reclassify any shares of its outstanding capital stock; or (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular dividends on the Parent Preferred Stock);

                          (c)  Parent shall not authorize for issuance, issue
or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock, except for (i) the issuance of shares of Parent Common Stock (x) upon the exercise of Parent Stock Options or other Rights outstanding on the date of this

Agreement (y) upon the exercise of Rights described in the immediately following clause (ii) or (z) upon the conversion of the Parent Preferred Stock in accordance with its present terms, (ii) the issuance of Rights pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, (iii) the issuance of 5 1/2% Convertible Subordinated Debentures Due 2008 of Parent in exchange for Parent Preferred Stock (or the underlying depositary shares), and (iv) the issuance of shares of Parent Common Stock in connection with the Resumix Transaction;

                          (d)  neither Parent nor Sub shall take any action
with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

                          (e)  neither Parent nor Sub shall (i) knowingly take
or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                 Section 6.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. It is understood that Sub was formed by Parent solely for the purpose of effecting the Merger, and that Sub will have no material assets and no material liabilities prior to the Merger.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

                 Section 7.1 Access and Information. Each of the Company and Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents and, in the case of Parent, documents relating to classified Department of Defense matters) and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the separate confidentiality agreements, respectively dated August 9, 1995 and June 26, 1995, between Parent and the Company (the "Confidentiality Agreements").

                 Section 7.2 No Solicitation. Prior to the Effective Time, the Company agrees that neither it, any of its Subsidiaries or its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company, Comdata or any other Subsidiary of the Company or the acquisition of all or any significant assets or capital stock of the Company, Comdata or any other Subsidiary of the Company taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party, furnish information to and engage in discussions with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisors and based upon the written opinion of outside counsel to the Company, that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors. The Company agrees that as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 7.2.

                 Section 7.3 Registration Statement. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Parent in consultation with the Company shall prepare and file with the SEC the Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, any Subsidiary of the Company, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

                 Section 7.4      Proxy Statements; Stockholder Approvals.

                          (a)  The Company, acting through its Board of
Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock and of Company Preferred Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by outside legal counsel, recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

                          (b)     Parent, acting through its Board of
Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of the Board of Directors of Parent under applicable law as advised by outside counsel, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of Parent and include in the Proxy Statement such recommendation, and (ii) take all reasonable and lawful action to solicit and obtain such approval.

                          (c)     Parent and the Company, as promptly as
practicable (or with such other timing as they mutually agree), shall cause the definitive Proxy Statement to be mailed to their stockholders.

                          (d)  At or prior to the Closing, each of Parent and
the Company shall deliver to the other a certificate of its Secretary setting forth the voting results from its stockholder meeting.

                 Section 7.5      Compliance with the Securities Act.

                          (a)     At least 45 days prior to the Effective Time,
each of Parent and the Company shall cause to be delivered to the other a list identifying all persons who were, in its reasonable judgment, at the record date for its stockholders' meeting convened in accordance with Section 7.4 hereof, "affiliates" of such party as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (the "Affiliates").

                          (b)     Each of Parent and the Company shall use its
reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 7.5(a) above to deliver to Parent (with a copy to the Company), at least 30 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B-1, in the case of Affiliates of Parent, and in the form attached hereto as Exhibit B-2, in the case of Affiliates of the Company (the "Affiliate Letters").

                          (c)     If any Affiliate of the Company refuses to
provide an Affiliate Letter, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

                 Section 7.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to the Confidentiality Agreements, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreements, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action.

                 Section 7.7 Voting Agreement. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent and Sub are entering into the Voting Agreement with certain holders of the Series B Preferred and the Series C Preferred with respect to all such shares of Company Preferred Stock held by such holders.

                 Section 7.8 Company Stock Options. At the Effective Time, each of the Company Stock Options which is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase shares of Parent Common Stock (a "New Option") in an amount and at an exercise price determined as provided below:

                          (a) The number of shares of Parent Common Stock to be subject to the New Option shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                          (b) The exercise price per share of Parent Common Stock under the New Option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. After the Effective Time, each New Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options, and use all reasonable efforts to have such registration statement or post-effective amendment become effective with respect thereto as promptly as practicable after the Effective Time.

                 Section 7.9 Employee Benefits. Parent agrees to cause the Surviving Corporation, for not less than one year after the Effective Time,
(i) to continue to maintain the Company Plans listed on Schedule 4.16 that are in effect as of the date hereof or (ii) to make available to employees of the Surviving Corporation reasonably comparable benefits, considered in the aggregate, under one or more employee benefit plans of Parent or any of its Subsidiaries.

                 Section 7.10 Public Announcements. Each of Parent, Sub, and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange and

(ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the other party about the form and substance of such disclosure.

                 Section 7.11 Directors' and Officers' Indemnification and Insurance. (a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company and its Subsidiaries under the provisions existing on the date hereof in the Company's Certificate of Incorporation or By-Laws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

                          (b)  For a period of three years after the Effective
Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor polices of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.11(b) more than an amount equal to 150% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") (which premiums the Company represents and warrants to be $180,000 in the aggregate). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation during such three-year period shall maintain or procure as much coverage as possible for an annual premium not to exceed the Maximum Amount.

                 Section 7.12     Expenses.  Except as otherwise set forth in
Section 9.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (iii) the filing fee with the SEC relating to the Registration Statement or the Proxy Statement will be shared equally by Parent and the Company.

                 Section 7.13 Company Debt. The Company (a) acknowledges that it is aware that Parent may determine to commence or request Comdata to commence, prior to the Effective Time, an offer to purchase (the "Debt Tender Offer") at least a majority in principal amount of Comdata's outstanding 12.5% Senior Notes due 1999 and 13.25% Senior Subordinated Debentures due 2002 (collectively, the "Senior Notes") and may solicit, or request Comdata to solicit, consents to amend certain covenants contained in the indentures relating to the Senior Notes and (b) agrees (i) that, if Parent determines to so commence the Debt Tender Offer, the Company will reasonably cooperate, and cause Comdata so to cooperate, with Parent in connection with the making of the Debt Tender Offer (including in connection with any solicitation of consents) and in connection with Parent's obtaining of financing therefor and for any other refinancing of other outstanding debt of the Company or its Subsidiaries (together with the Senior Notes, the "Company Debt"), (ii) that, if Parent so requests, it will commence and make the Debt Tender Offer (and the solicitation of consents) itself, upon terms and conditions as advised by Parent (it being understood, however, that the prior occurrence of the Closing will be a condition to the closing of the Debt Tender Offer) and (iii) that it will use, and cause Comdata to use, its reasonable best efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement or otherwise, of any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any of the Company Debt.

                 Section 7.14 Listing Application. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger (as well as the shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options) to be listed for trading on the NYSE.

                 Section 7.15 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.15 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

                 Section 7.16     Letters of Accountants.

                          (a)  Parent shall use all reasonable efforts to cause
to be delivered to the Company (i) a letter of KPMG Peat Marwick LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and (ii) the letter referred to in 8.1(g).

                          (b)  The Company shall use all reasonable best
efforts to cause to be delivered to Parent (i) a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration State shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and (ii) the letter referred to in 8.1(g).

                 Section 7.17 Directors of Parent. Parent agrees that, promptly after the Effective Time, Parent shall take such action as may be necessary to enable two non-management designees of the Company, which designees shall be acceptable to Parent, to be appointed to the Board of Directors of Parent.


                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                          (a)     HSR Approval.  Any waiting period applicable
to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

                          (b)     Stockholder Approval.  This Agreement and the
transactions contemplated hereby shall have been approved and adopted by (i) the requisite vote (as described in Section 4.19) of the stockholders of the Company and (ii) by the requisite vote (as described in Section 5.13) of the stockholders of Parent, in each case, in accordance with applicable law.

                          (c)     NYSE Listing.  The shares of Parent Common
Stock issuable to the holders of Company Stock pursuant to this Agreement in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

                          (d)     Registration Statement.  The Registration
Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                          (e)     No Order.  No Governmental Entity (including
a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                          (f)     Approvals.  Other than the filing of Merger
documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity that are listed on Schedule 8.1(f), or the failure of which to obtain, make or occur would have a material adverse effect at or after the Effective Time on (i) Parent or (ii) the Surviving Corporation and Comdata, taken as a whole shall have been obtained, been filed or have occurred. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.

                          (g)     "Pooling Letters."  The Company and Parent
shall have each received from Arthur Andersen LLP and KPMG Peat Marwick LLP, respectively, a letter, dated not earlier than five (5) days prior to the Closing Date, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes and that such treatment is in accordance with GAAP.

                          (h)  No Ownership Change.  Each of Parent and the
Company shall have determined (i) based on the existence (or absence) of filings with the SEC on Schedules 13D, 13F, 13G (or any similar schedules), that no "ownership change," within the meaning of Section 382(g) of the Code, shall have occurred with respect to Parent after the date hereof and (ii) based on the existence or absence of the aforesaid filings and the number of shares of Parent Common Stock to be issued in connection with the Merger, that effecting the Merger will not cause such an ownership change to occur with respect to Parent.

                 Section 8.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

                          (a)     Representations and Warranties.  (i) The
aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in this Agreement does not and will not have a Company Material Adverse Effect and (ii) the representations and warranties of the Company that are qualified with reference to a Company Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

                          (b)     Performance of Obligations of the Company.
Each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

                          (c)     Affiliate Letters.  Parent shall have
received the Affiliate Letters from each of the Affiliates of the Company, as contemplated in Section 7.5.

                          (d)     Tax Opinion of Counsel.  Parent shall have
received (i) an opinion of Hogan & Hartson, special tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger and (ii) the opinion provided for in Section 8.3(d) addressed to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time.

                          (e)     Letters of Resignation.  Parent and Sub shall
have received letters of resignation addressed to the Company from the members of the Company's board of directors and letters of resignation addressed to Comdata from the members of Comdata's board of directors, which resignations shall be effective as of the Effective Time.

                          (f)     Dissenting Shares.  The aggregate number of
shares of Company Common Stock into which all Dissenting Shares are convertible shall not constitute more than 5% of the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (calculated assuming full conversion of all then issued and outstanding shares of Company Preferred Stock but no other dilution).

                 Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                          (a)     Representations and Warranties.  (i) The
aggregate effect of all inaccuracies in the representations and warranties of Parent set forth in this Agreement does not and will not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent contained in this Agreement that are qualified with reference to a Parent Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

                          (b)     Performance of Obligations of Parent and Sub.
Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

                          (c)     Affiliate Letters.  The Company shall have
received the Affiliate Letters from the Affiliates of Parent as contemplated in
Section 7.5.

                          (d)     Tax Opinion of Counsel.  The Company shall
have received an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol ("Reboul MacMurray") in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and that accordingly:

                          (i) No gain or loss will be recognized by the stockholders of the Company who exchange their Company Stock solely for shares of Parent Common Stock pursuant to the Merger (except to the extent that cash is received in lieu of a fractional share interest);

                          (ii) The aggregate basis of the shares of Parent Common Stock received by stockholders in the Merger will be the same as the aggregate basis of the Company Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

                          (iii) The holding period of the shares of Parent Common Stock received by stockholders in the Merger will include the period during which the shares of Company Stock surrendered in exchange therefor were held, provided such shares were held as a capital asset at the Effective Time; and

                          (iv) No gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger.

                          In rendering such opinion Reboul MacMurray may
require and rely upon representations contained in certificates of officers of Parent, Sub and the Company, certain principal stockholders and others.


                                   ARTICLE IX

                                  TERMINATION

                 Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Parent or the Company:

                          (a)     by mutual consent of Parent and the Company;

                          (b)     by either Parent or the Company, if (i) the
Merger shall not have been consummated before February 29, 1996 or (ii) the approval of the stockholders of each of Parent and the Company required by Sections 5.15 and 4.18, respectively, shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such stockholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

                          (c)     by either Parent or the Company, if any
permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used all reasonable efforts to remove such injunction or overturn such action;

                          (d)     by Parent, if (i) there has been a breach of
any representations or warranties of the Company set forth herein the effect of which is a Company Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, (iii) the Board of Directors of the Company
(x) withdraws or amends or modifies in a manner adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger after the Company (or any of its Subsidiaries or affiliates) has received, or there has been publicly announced or otherwise made to the Company's stockholders, a bona fide offer or proposal with respect to an Acquisition Transaction (it being understood that a press release issued by the Company which merely indicates the receipt and consideration of an Acquisition Transaction, in accordance with the proviso to the first sentence of Section 7.2, shall not be deemed to be such an amendment or modification or an action described in the parenthetical in the immediately following clause (y)), (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) takes any action that would be prohibited by Section 7.2, or (iv) any corporation, partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) ("Acquiring Person") other than Parent, or any affiliate or Subsidiary of Parent, shall have become the beneficial owner of more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however that "Acquiring Person" shall not include any corporation, partnership, person, other entity or group which beneficially owns as of the date hereof (either on a primary or a fully diluted basis) more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) and which has not after the date hereof increased such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                          (e)     by the Company, if (i) there has been a
breach of any representations or warranties of Parent set forth herein the effect of which is a Parent Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent or (iii) such termination is necessary to allow the Company to enter into an Acquisition Transaction that its Board of Directors has determined in good faith, by a majority vote after consultation with its financial advisors and based upon the written opinion of outside counsel to the Company, is more favorable to the stockholders of the Company than the Merger contemplated by this Agreement (provided that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent in full the fee and expense reimbursement described in Section 9.2(b)); and

                          (f)     by Parent, within thirty days of it having
determined that the condition set forth in Section 8.1(h) has become incapable of satisfaction.

                 Section 9.2      Effect of Termination.

                          (a)  In the event of termination of this Agreement
pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1 and Section 7.12, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                          (b)     If (x) Parent shall have terminated this
Agreement pursuant to Sections 9.1(d)(ii) or 9.1(d)(iii) or (y) either (1) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(b) or (2) Parent shall have terminated this Agreement pursuant to Section 9.1(d)(iv) and, prior to or within one (1) year after any termination described in this clause (y), the Company (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction or (z) the Company shall have terminated this Agreement pursuant to Section 9.1(e)(iii), then, in any of such cases, the Company shall pay Parent (A) a termination fee of twenty-five million dollars ($25,000,000), plus (B) an amount, not in excess of two million five hundred thousand dollars ($2,500,000), equal to Parent's actual, documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the attempted financing and completion of the Debt Tender Offer and the Merger; provided, however, that no fee or expense reimbursement shall be paid pursuant to this Section 9.2(b) if Parent shall be in material breach of its obligations hereunder. Any fees or amounts payable under this Section 9.2(b) shall be paid in same day funds no later than (i) two business days after a termination described in clause (x) of this Section 9.2(b), or (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this Section 9.2(b) or
(iii) concurrently with or prior to a termination described in clause (z) of this Section 9.2(b).

                          (c)     If Parent shall have terminated this
Agreement pursuant to Section 9.1(f), then Parent shall,





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
within five business days after such termination, reimburse the Company for all of its actual, documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement, up to a maximum reimbursement of two million five hundred thousand dollars ($2,500,000).


                                   ARTICLE X

                               GENERAL PROVISIONS

                 Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of Parent or the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

                 Section 10.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may
(i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

                 Section 10.3 Survivability; Investigations. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

                 Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                          (a)     If to Parent or Sub, to:

                                  Ceridian Corporation
                                  8100 34th Avenue South
                                  Minneapolis, Minnesota  55425

                                  Attention:  Chief Executive Officer

                          with copies to:

                                  Ceridian Corporation
                                  8100 34th Avenue South
                                  Minneapolis, Minnesota  55425

                                  Attention:  Office of General Counsel

                                  and

                                  Skadden, Arps, Slate, Meagher & Flom
                                  919 Third Avenue
                                  New York, New York  10022

                                  Attention:  Eileen Nugent Simon, Esq.

                          (b)     if to the Company, to:

                                  Comdata Holdings Corporation
                                  5301 Maryland Way
                                  Brentwood, Tennessee  37027

                                  Attention:  Chief Executive Officer

                          with copies to:

                                  Comdata Holdings Corporation
                                  5301 Maryland Way
                                  Brentwood, Tennessee  37027

                                  Attention: General Counsel

                                  and

                                  Reboul, MacMurray, Hewitt, Maynard
                                    & Kristol
                                  45 Rockefeller Plaza
                                  New York, New York  10111

                                  Attention:  Robert A. Schwed, Esq.

                 Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

                 Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Voting Agreement and the Confidentiality Agreements, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

                 Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                 Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

                 Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                 IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                           CERIDIAN CORPORATION


                                           By:/s/ LAWRENCE PERLMAN
                                           ----------------------------
                                              Name:  Lawrence Perlman
                                              Title: Chairman and Chief
                                                     Executive Officer


                                           CONVOY ACQUISITION CORP.


                                           By:/s/ JAMES D. MILLER
                                           -------------------------
                                              Name:  James D. Miller
                                              Title: President


                                           COMDATA HOLDINGS CORPORATION


                                           By:/s/ GEORGE L. MCTAVISH
                                           ----------------------------
                                              Name:  George L. McTavish
                                              Title: Chairman and Chief
                                                     Executive Officer